As filed with the Securities and Exchange Commission on December 15, 2004

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TREND MICRO KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

TREND MICRO INCORPORATED

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Shinjuku MAYNDS Tower,

1-1, Yoyogi 2-chome

Shibuya-ku, Tokyo 151-0053, Japan

81-3-5334-3600

(Address of Principal Executive Offices)

TREND MICRO INCORPORATED

14th INCENTIVE PLAN

(Full Title of the Plan)

Steve Ming-Jang Chang

c/o Trend Micro, Inc.

10101 N. DeAnza Blvd., Suite 400

Cupertino, California 95014

(408) 257-1000

(Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	689,000 shares (2)	$48.60(2)	$33,485,400	$3,941.24

(1)	Plus such indeterminate number of additional shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Relates to 1,378 stock options issued under the Trend Micro Incorporated 14th Incentive Plan. Each stock option represents the right to purchase 500 shares of the Registrant’s common stock upon its exercise. The proposed maximum offering price per share was derived, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, from the price at which a stock option may be exercised, ¥5,090 per share, translated into dollars based on an exchange rate of ¥104.74 per dollar, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 8, 2004.

PART I

Item 1.    PLAN INFORMATION

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents or sections of documents, as applicable, filed by Trend Micro Incorporated (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(a)	(1) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003;

(2) The Registrant’s Amendment to the Annual Report on Form 20-F/A for the fiscal year ended December 31, 2003; and

(b)	Any report on Form 6-K submitted by the Registrant to the Commission prior to termination of this registration statement and identified by the Registrant as being incorporated by reference in this registration statement.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. In addition, any report on Form 6-K submitted by the Registrant to the Commission during such period and identified by the Registrant as being incorporated by reference in this registration statement shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of submission of such report.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Articles 254 and 280 of the Commercial Code of Japan make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:

(1)    Any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)    If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

3

(3)    If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)    If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be available for certain violations of U.S. federal securities law or actions brought under Japanese law and may be determined by the United States or Japanese courts to be unenforceable in such circumstances.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant (English translation)(*)
4.2	Share Handling Regulations of the Registrant (English translation)(**)
5.1	Opinion and consent of Linklaters Law Office
23.1	Consent of PricewaterhouseCoopers
23.2	Consent of Linklaters Law Office (included in Exhibit 5.1)
24.1	Power of Attorney (included in Part II of this Registration Statement)

(*)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 Registration Statement (File No. 333-115782), filed on May 24, 2004.
(**)	Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on June 30, 2003.
(***)	Exhibits required by Items 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.

4

Item 9.    UNDERTAKINGS

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Taipei, Taiwan on December 15, 2004.

TREND MICRO INCORPORATED

By:	/s/ STEVE MING-JANG CHANG
Name: Steve Ming-Jang Chang Title: Representative Director; President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuzuru Nanami and Hiroshi Takada, and each of them, his attorneys-in-fact, each with the power of substitution for him in any and all capacities, to sign any post-effective amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the following capacities on December 15, 2004.

Name	Title
/s/ STEVE MING-JANG CHANG Steve Ming-Jang Chang	Representative Director; President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer and Authorized Representative in the United States)

/s/ MAHENDRA NEGI Mahendra Negi	Representative Director, Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)

/s/ EVA YI-FEN CHIANG Eva Yi-Fen Chiang	Director, Chief Technology Officer and Executive Vice President

Edward Tian	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant (English translation)(*)
4.2	Share Handling Regulations of the Registrant (English translation)(**)
5.1	Opinion and consent of Linklaters Law Office
23.1	Consent of PricewaterhouseCoopers
23.2	Consent of Linklaters Law Office (included in Exhibit 5.1)
24.1	Power of Attorney (included in Part II of this Registration Statement)

(*)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 Registration Statement (File No.333-115782), filed on May 24, 2004.
(**)	Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on June 30, 2003.
(***)	Exhibits required by Items 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.